EXHIBIT 99.1

                            ELMER'S RESTAURANTS, INC.

                             1999 STOCK OPTION PLAN


1.       ESTABLISHMENT, PURPOSE AND DEFINITIONS

         (a) ESTABLISHMENT. The Elmer's Restaurants, Inc. 1999 Stock Option Plan (the "Plan") is hereby adopted as of February 18, 1999, subject to shareholder approval.

         (b) PURPOSE. This Plan is established to encourage employees, directors, officers, consultants, advisors and affiliates of Elmer's Restaurants, Inc., an Oregon corporation (the "Company"), and others who perform substantial or significant services for the Company, to acquire an ownership interest in the Company. The Plan is adopted in the belief that providing employees, directors, officers, consultants and advisors of the Company with a stake in the Company's successful operation will act as an incentive to them to expand and improve the profit position of the Company and will materially aid the Company in obtaining and retaining such persons. The Company intends that the Plan will stimulate the efforts of such persons on the Company's behalf, will encourage such persons to provide quality services to the Company, and will foster in such persons a continuing, personal commitment to the Company.

         (c) EFFECTIVE DATE. The Plan shall become effective as of February 18, 1999 (the "Effective Date"). No Option granted under the Plan shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock ("Common Stock") of the Company represented at a shareholders meeting at which a quorum is present and any such grant under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, options may be granted under the Plan at any time after the Effective Date and before termination of the Plan.

         (d) DURATION. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued. The Board may suspend or terminate the Plan at any time except with respect to options then outstanding under the Plan. Termination of the Plan shall not affect any outstanding options under the Plan.

2.       ADMINISTRATION

         The Plan shall be administered by the Compensation Committee ("Committee") of the Board of Directors (the "Board") of the Company, if any, or failing that, the entire Board and thereupon all references to the Committee in this Plan shall be deemed to apply to the Board. The Committee shall have authority to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make such determinations and to take all such actions in relation to the Plan as it deems necessary or advisable, consistent with the Plan. The Committee shall make recommendations to the Board, which shall have full power to grant options, adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law), construe and interpret the Plan,


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prescribe, amend and rescind rules and regulations relating to the Plan and make all other determinations necessary or advisable for administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of any such matter. The Committee shall exercise its powers with respect to incentive stock options only in a manner consistent with the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor code (the "Code"). All decisions, determinations and interpretations of the Committee shall be binding on all grantees and shall be final and conclusive.

3.       ELIGIBILITY

         Full-time and part-time employees of the Company, including affiliates, officers and directors of the Company, together with consultants, advisors and other persons who provide substantial or significant services to the Company and who are selected by the Committee (in its sole discretion), shall be eligible to participate in the Plan (the "Participants"). No member of the Committee shall participate in any decision that affects him or her personally and directly. The Board shall also determine, at the time of grant, which options granted to employees of the Company shall be treated as incentive stock options.

4.       OPTIONS

         Options under the Plan may be granted in any one, or a combination of, the following: (a) Incentive Stock Options ("ISO") (or other statutory stock options) and (b) Nonqualified Stock Options ("NSO") (together, "Options" or "Stock Options"). All Options shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the Plan, including determinations of the Participants, the form, amount and timing of Options, the terms and provisions of Options, and the agreements evidencing Options, need not be uniform and may be made selectively among Participants who receive, or are eligible to receive, Options hereunder, whether or not such Participants are similarly situated. At the discretion of the Board, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options under the Plan for more than an aggregate of 100,000 shares of Common Stock in any calendar year.

5.       EXERCISE OF OPTIONS

         (a) GENERAL. The Committee shall establish and set forth in each agreement that evidences an Option the time at which or the installments in which the Option shall vest and become exercisable, which provisions may be waived or modified by the Committee at any time. If not so established in the agreement evidencing the Option, the Option will vest and become exercisable according to the following schedule, which may be waived or modified, including but not limited to providing for the acceleration of vesting upon the occurrence of certain events as specified herein or failing that, the agreement evidencing the Option, by the Committee at any time:



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  Period of optionee's continuous employment or
   service with the company or its subsidiaries       Percent of total Option
         from the grant or vesting date           that is vested and exercisable
         ------------------------------           ------------------------------
                After One Year                                 20%
           Each Full Year Thereafter                           20%
            At or After Five Years                            100%
To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised and accompanied by payment in full as described herein. The Committee may determine at any time that an Option may not be exercised as to less than 100 shares at any one time (or the lesser number of remaining shares covered by the Option).

         (b) SPECIAL ACCELERATION. Notwithstanding any other provisions of the Plan, a special acceleration ("Special Acceleration") of options outstanding under the Plan shall occur with the effect set forth in sub-paragraph 5(c) at any time when any one of the following events has taken place:

              (i) The shareholders of the Company approve one of the following ("Approved Transactions"):

                  (A) Any consolidation, merger or plan of exchange involving the Company ("Merger") pursuant to which Common Stock would be converted into cash; or

                  (B) Any sale, lease, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company; or

              (ii) A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of at least 25 percent of the outstanding Common Stock (an "Offer"); or

              (iii) The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of 20 percent or more of the Company's outstanding Common Stock, except that if such receipt shall occur during a tender offer or exchange offer by any person other than the Company or a wholly owned subsidiary of the Company, Special Acceleration shall not take place until the conclusion of such offer; or

              (iv) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote


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of at least two thirds of the directors then still in office who were directors at the beginning of such period.

              The terms used in this paragraph 5 and not defined elsewhere in the Plan shall have the same meanings as such terms have in the Exchange Act and the rules and regulations adopted thereunder.

         (c) EFFECT ON OUTSTANDING OPTIONS. Upon a Special Acceleration pursuant to sub-paragraph 5(b), all options then outstanding under the Plan shall immediately become exercisable in full for the remainder of their terms or until terminated pursuant to termination provisions herein.

         (d) OPTION PERIOD AND LIMITATIONS ON EXERCISE. No Option granted to a person who is required to file reports under Section 16(a) of the Securities Exchange Act of 1934 (as now in effect or as hereafter amended) shall be exercisable during the first six months after the date of grant. Without limiting the foregoing but subject to the terms and conditions of the Plan, the Board may in its sole discretion provide that an Option may not be exercised in whole or in part for any period or periods of time during which such Option is outstanding and may condition exercisability (or vesting) of an Option upon the attainment of performance objectives, upon continued service, upon certain events or transactions, or a combination of one or more of such factors, or otherwise, as set forth in the Option Agreement. Subject to the parachute payment restrictions under subparagraph 5(g) however, the Board, in its sole discretion, may rescind, modify, or waive any such limitation or condition on the exercise of an Option contained in any Option Agreement, so as to accelerate the time at which the Option may be exercised or extend the period during which the Option may be exercised. Notwithstanding any other provisions of the Plan, no Option granted to any Participant under the Plan shall be exercisable in whole or in part prior to the date on which the stockholders of the Company approve the Plan.

         (e) METHOD OF EXERCISE. An Option that is exercisable hereunder may be exercised by delivery to the Company on any business day, at the Company's principal office, addressed to the attention of the President, of written notice of exercise, which notice shall specify the number of shares with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Option Agreement and
(ii) the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) to the extent permitted by applicable law and under the terms of the Option Agreement with respect to such Option, through the tender to the Company of shares of Common Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in accordance with paragraph 7) on the date of exercise; (iii) to the extent permitted by applicable law and under the terms of the Option Agreement with respect to such Option, by the delivery of a promissory note of the person exercising the Option to the Company on such terms as shall be set out in such Option Agreement; (iv) to the extent permitted by applicable law and under the terms of the


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Option Agreement with respect to such Option, by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an Option equal in value to the Option Price or portion thereof to be satisfied pursuant to this clause (iv); or (v) by a combination of the methods described in (i),
(ii), (iii), and (iv). An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect. Payment in full of the Option Price need not accompany the written notice of exercise provided the notice directs that the stock certificate or certificates for the shares for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such Stock certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price. Promptly after the exercise of an Option and the payment in full of the Option Price of the shares of Common Stock covered thereby, the individual exercising the Option shall be entitled to the issuance of a stock certificate or stock certificates evidencing his ownership of such shares. A separate stock certificate or separate stock certificates shall be issued for any shares purchased pursuant to the exercise of an Option that is an ISO, which certificate or certificates shall not include any shares that were purchased pursuant to the exercise of an Option that is an NSO. Unless otherwise stated in the applicable Option Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or stock dividend payments attributable to the subject shares or to direct the voting of the subject shares) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

                  (f) DATE OF GRANT. The date of grant of an Option under this Plan shall be the date as of which the Board approves the grant.

                  (g) PARACHUTE LIMITATIONS. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Participant with the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the grantee (including groups or classes of participants or beneficiaries of which the grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the grantee (a "Benefit Arrangement"), if the grantee is a "disqualified individual," as defined in Section 280G(c) of the Code, any Option held by that grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the grantee under this Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other


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rights, payments, or benefits to or for the grantee under any Other Agreement or any Benefit Arrangement would cause the grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the grantee as described in clause
(ii) of the preceding sentence, then the grantee shall have the right, in the grantee's sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the grantee under this Plan be deemed to be a Parachute Payment.

6.       SHARES AVAILABLE FOR GRANT OF OPTIONS

         (a) SHARES SUBJECT TO ISSUANCE OR TRANSFER. Subject to adjustment as provided in Section 6(b) hereof, there is hereby reserved for issuance under the Plan Three Hundred and Twenty Thousand (320,000) of the Company's authorized and unissued common shares, no par value (the "Common Shares"). The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an Option granted under the Plan expires, terminates or is canceled, the unissued shares subject to such Option shall again be available under the Plan. The number of shares available for granting awards in any year shall be increased by the number of shares as to which Options granted under the Plan have lapsed, expired, terminated or been canceled or reacquired.

         (b) RECAPITALIZATION ADJUSTMENT. In the event of a reorganization, recapitalization, stock split, stock dividend, merger, reincorporation, combination of shares, rights offering, or any other change in the corporate structure or shares of the Company ("Corporate Transaction"), the Committee may make such adjustment as it deems appropriate (to preserve the benefit) in the number and kind of shares authorized by the Plan, in the number and kind of shares covered by Options that were previously granted, in the Option Price, in the fair market value of the Common Shares, or otherwise as the Committee determines to be appropriate to effect the purposes of the Plan. If the Company is not the surviving corporation in any merger or consolidation every Option outstanding under the Plan shall terminate as of the effective date of such merger or consolidation, unless the surviving corporation issues a new Option therefor or assumes (with appropriate changes) the existing Option.

7. STOCK OPTIONS

         The Committee may grant Options which shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

         (a) EMPLOYMENT REQUIREMENT FOR INCENTIVE STOCK OPTIONS. Incentive Stock Options under the Plan shall be granted only to full or part-time employees of the Company ("an Employee").

         (b) OPTION EXERCISE PRICE. The exercise price per share with respect to each Stock Option shall be determined by the Committee. In the case of Incentive Stock Options, the exercise price shall not be less than 100% of the fair market value of the Common Shares on the date the Stock Option is granted, as determined by the Committee, except that the exercise price


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for an Incentive Stock Option granted to a holder of more than ten percent (10%)
of the Company's outstanding shares shall be at least 110 percent of such fair market value, and its exercise period shall expire no later than five years from the date the Option is granted. The Option Price for Nonqualified Stock Options may not be less than 85 percent of the fair market value of the shares on the date of grant. The fair market value shall be deemed to be the closing price of the Common Stock as reported in The Wall Street Journal on the day preceding the date the Option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Common Stock as shall be specified by the Board.

         (c) PAYMENT. The exercise price for Common Shares purchased under an Option shall be paid in full to the Company (subject to withholding tax obligations, if any) by delivery of consideration equal to the product of the Option Price and the number of Common Shares purchased. Such consideration must be paid as set forth in paragraph 5(e). In addition, to the extent permitted by the Committee in its sole discretion, the price for Common Shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section, by (y) a promissory note delivered pursuant to Section 18 or (z) such other consideration as the Committee may permit. No Common Shares shall be issued until full payment for them has been made. A grantee of a Stock Option shall have none of the rights of a shareholder until a certificate representing the Common Shares is issued.

         (d) PERIOD OF OPTION. The period for exercise of each Stock Option shall be fixed by the Committee, but shall not exceed 15 years from the date the Stock Option is granted. In the case of Incentive Stock Options, the exercise period shall expire no later than 10 years from the date the Option is granted. No Incentive Stock Option shall be granted on or after the tenth anniversary of the effective date of the Plan and no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

         (e) EXERCISE OF OPTION. Any Common Shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the final expiration of the Stock Option. In no event (including those specified in paragraph (f) of this Section) shall any Stock Option be exercisable after its specified expiration period.

         (f) TERMINATION OF EMPLOYMENT.

              (i) GENERAL RULE. Unless otherwise determined by the Board, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability or death as provided in subparagraphs 7(f)(ii) and (iii), the Option may be exercised at any time prior to the expiration date of the Option or the expiration of 30 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of such termination; provided, however, that such right to exercise shall terminate completely if not exercised within 60 days (90 days in the case of Incentive Stock Options) of the effective date of such termination or later, subject to the Board's discretion. If an Employee's employment is


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terminated as a result of deliberate, willful or gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon receipt of the notice of such termination.

              (ii) TERMINATION BECAUSE OF TOTAL DISABILITY. Unless otherwise determined by the Board, in the event of the termination of employment or service because of total disability, the Option may be exercised at any time prior to the expiration date of the Option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of such termination. The term "total disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

              (iii) TERMINATION BECAUSE OF DEATH. Unless otherwise determined by the Board, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the Option may be exercised at any time prior to the expiration date of the Option or the expiration of 12 months after the date of such death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of such termination and only by the person or persons to whom such optionee's rights under the Option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

              (iv) AMENDMENT OF EXERCISE PERIOD APPLICABLE TO TERMINATION. The Board, at the time of grant or at any time thereafter, may extend the 30-day and 12-month exercise periods any length of time not later than the original expiration date of the Option, and may increase the portion of an Option that is exercisable, subject to such terms and conditions as the Board may determine.

              (v) FAILURE TO EXERCISE OPTION. To the extent that the Option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such Option shall cease and terminate.

         (g) LIMITS ON INCENTIVE STOCK OPTIONS. Except as may otherwise be permitted by the Code, the aggregate fair market value (determined at the times the options are granted) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any grantee during any calendar year (under all incentive stock option plans of the Company) shall not exceed One Hundred Thousand Dollars ($100,000). The Board may at any time without the consent of the optionee convert an Incentive Stock Option to a Nonqualified Stock Option.

         (h) LIMITS ON EXERCISE PERIOD FOR INCENTIVE STOCK OPTIONS. To qualify for Incentive Stock Option tax treatment, an Option granted hereunder and designated as an Incentive Stock Option must be exercised within three months after termination of employment


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for reasons other than death, except that, in the case of termination of employment due to total disability, such Option must be exercised within one year after such termination. Employment shall not be deemed to continue beyond the first 90 days of a leave of absence unless the grantee's reemployment rights are guaranteed by statute or contract. For purposes of this paragraph, "total disability" shall be as defined in paragraph 7(f)(ii). Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

         (i) In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the grantee must hold the shares issued upon the exercise of an Incentive Stock Option granted hereunder for two years after the grant date of the Incentive Stock Option and one year from the date of exercise. A grantee may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Committee may require a grantee to give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

         (j) REPRICING OF STOCK OPTIONS. The Committee may, in its discretion, amend the terms of any Stock Option (with the consent of the affected Participant) to provide that the Option Price of the Common Shares remaining subject to the original award shall be reestablished at a price to be selected by the Committee; provided that in the case of Incentive Stock Options such price shall not be less than 100% of the fair market value of the Common Shares on the effective date of the amendment.

         (k) PURCHASE OF SHARES. Unless the Board determines otherwise, shares may be acquired pursuant to an Option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of Common Shares as to which the optionee desires to exercise the Option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the Common Shares for investment and not with a view to distribution. Unless the Board determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an Option, the optionee must have paid the company the full purchase price of such Common Shares in cash (including, with the consent of the Board, cash that may be the proceeds of a loan from the Company) or, with the consent of the Board, in whole or in part, in Common Stock valued at fair market value. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock as reported in The Wall Street Journal on the trading day preceding the date the Option is exercised, or such other reported value of the Common Stock as shall be specified by the Board. No Common Shares shall be issued until full payment therefor has been made. With the consent of the Board, an optionee may request the Company to apply automatically the Common Shares to be received upon the exercise of a portion of a stock Option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the Option. Each optionee who has exercised an Option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay


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such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Board, an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Common Stock to satisfy the withholding amount. Upon the exercise of an Option, the number of Common Shares reserved for issuance under the Plan shall be reduced by the number of Common Shares issued upon exercise of the Option, less the number of Common Shares surrendered in payment of the Option exercise or surrendered or withheld to satisfy withholding obligations.

         (l) OPTION GRANTS TO NON-EMPLOYEE DIRECTORS.

              (i) INITIAL BOARD GRANTS. Each person who becomes a Non-Employee Director after the Effective Date may be granted an Option to purchase up to 10,000 shares of Common Stock on the date he or she becomes a Non-Employee Director. A "Non-Employee Director" is a director who is not an employee of the Company or any of its subsidiaries.

              (ii) ADDITIONAL BOARD GRANTS. Each Non-Employee Director shall be automatically granted an Option to purchase additional shares of Common Stock in each calendar year subsequent to the year in which such Non-Employee Director became a director, such Option to be granted as of the first day of April in such calendar year, provided that the Non-Employee Director continues to serve in such capacity as of such date. The number of shares subject to each additional grant shall be 2,000 shares.

              (iii) EXERCISE PRICE. The exercise price of the Options granted pursuant to this sub-paragraph 7(l) shall be equal to not less than 85 percent of the fair market value of the Common Stock determined pursuant to sub-paragraph 7(b).

              (iv) TERM OF OPTION. The term of each Option granted pursuant to this sub-paragraph 7(l) shall be 15 years from the date of grant.

              (v) EXERCISABILITY. Until an Option expires or is terminated, an Option granted under this sub-paragraph 7(l) shall be exercisable according to the following schedule:

     PERIOD OF NON-EMPLOYEE DIRECTOR'S
  CONTINUOUS SERVICE AS A DIRECTOR OF THE
COMPANY FROM THE DATE THE OPTION IS GRANTED    PORTION OF TOTAL OPTION WHICH IS EXERCISABLE
-------------------------------------------    --------------------------------------------
            Less than 12 months                        0%
 After 12 months (and annually thereafter)             20% until fully vested

              (vi) TERMINATION AS A DIRECTOR. Unless otherwise determined by the Board, if an optionee ceases to be a director of the Company for any reason, including death, the Option may be exercised at any time prior to the expiration date of the Option or the expiration of 30 days (or 12 months in the event of death) after the last day the optionee served as a director,


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
whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option as of the last day the optionee served as a director.

              (vii) EXERCISE OF OPTIONS. Options may be exercised upon payment of cash or shares of Common Stock of the Company in accordance with the provisions herein.

         (m) EXCHANGE AND BUY OUT OF OPTIONS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options. The Committee may at any time buy from a Participant an Option previously granted with payment in cash, Common Shares or other consideration, based on such terms and conditions as the committee and the Participant shall agree.

8.       STOCK APPRECIATION RIGHTS.

         The Committee may grant Stock Appreciation Rights to Participants at the same time as such Participants are awarded Stock Options under the Plan. Such Stock Appreciation Rights shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Such agreements shall comply with, and be subject to, the following terms and conditions:

         (a) GRANT. Each Stock Appreciation Right shall relate to a specific Stock Option under the Plan and shall be awarded to a Participant concurrently with the grant of such Stock Option. The number of Stock Appreciation Rights granted to a Participant shall be equal to a proportion of the number of shares of Common Shares that the Participant is entitled to receive pursuant to the Plan.

         (b) GRANT OF PARALLEL AWARD. Since each Stock Appreciation Right is parallel to a Stock Option, the exercise of all or a portion of the Stock Options shall cause an equal exercise of the same proportion of Stock Appreciation Rights granted under the Plan. A Stock Appreciation Right can only be exercisable in conjunction with the exercise of the parallel Stock Option.

         (c) CALCULATION OF APPRECIATION. Each Stock Appreciation Right shall entitle a Participant to the excess of the Fair Market Value of a Common Share on the exercise date over the Fair Market Value of a Common Share on the date the Stock Appreciation Right was granted.

         (d) PAYMENT OF APPRECIATION. The total appreciation available to a Participant from an exercise of Stock Appreciation Rights shall be paid in a manner determined by the Committee.

         (e) EXERCISE LIMITATIONS. A Participant may exercise a Stock Appreciation Right only in conjunction with the exercise of the Stock Option to which the Stock Appreciation Right is attached. Stock Appreciation Rights may be exercised only at such times and by such persons as may exercise Stock Options under the Plan.

9.       PERFORMANCE SHARE AWARDS.

         The Committee may grant awards under which payment may be made in Common Shares, cash or any combination of Common Shares and cash if the performance of the Company or any Subsidiary selected by the Committee during the Performance Period meets certain goals established by the Committee ("Performance Share Awards"). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

         (a) PERFORMANCE PERIOD AND PERFORMANCE GOALS. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made ("Performance Period"). The Committee shall also establish performance objectives ("Performance Goals") to be met by the Company or Subsidiary during the Performance Period as a condition to payment of the Performance Share Award. The Performance Goals may include earnings per share, return on stockholders' equity, return on assets, net income or any other financial or other measure established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

         (b) PAYMENT OF PERFORMANCE SHARE AWARDS. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum payment. The Performance Share Award shall be expressed in terms of Common Shares and referred to as "Performance Shares." After the completion of a Performance Period, the performance of the Company or Subsidiary shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid. The Committee, in its discretion, may elect to make payment in Common Shares, cash or a combination of Common Shares and cash. Any cash payment shall be based on the Fair Market Value of the underlying Common Shares on, or as soon as practicable prior to, the date of payment.

         (c) REVISION OF PERFORMANCE GOALS. At any time prior to the end of a Performance Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company or Subsidiary and which in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made.

         (d) REQUIREMENT OF EMPLOYMENT. A Participant who receives a Performance Share Award must remain in the employment of the Company or Subsidiary or remain in the service of the Company or Subsidiary as a director until the completion of the Performance Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its sole discretion, provide for a partial payment where such an exception is deemed equitable.

         (e) COMPLIANCE WITH CODE SECTION 162(M). Any Performance Share Awards granted under this Plan shall satisfy the requirements of the applicable provisions of Section 162(m) of the Code as "qualified performance-based compensation."

10.      RESTRICTED STOCK AWARDS.

         To the extent not inconsistent with the terms of this Plan, the Committee may grant Restricted Stock Awards to Participants. Restricted Stock Awards will consist of Common Shares transferred to a Participant who is eligible to participate in the Plan without other payment therefor (other than the payment of the par value of such Common Shares if required by applicable law) as additional compensation for his or her services to the Company or one of its Subsidiaries. Restricted Stock Awards shall be subject to such terms and conditions as the Committee determines appropriate including, without limitation, restrictions on the sale or other disposition of such Common Shares and rights of the Company to reacquire such Common Shares upon termination of the Participant's employment or service as a director with the Company within specified periods. Subject to such other restrictions as are imposed by the Committee and federal and state securities laws, the Common Shares covered by a Restricted Stock Award granted to a Participant under the Plan may be sold or otherwise disposed of only after six (6) months from the grant date of the Award.

11.      DISCONTINUANCE OR AMENDMENT OF THE PLAN

         The Board may suspend, terminate or discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable laws. In any event, no action of the Board to amend the Plan in any of the following respects shall be effective without prior shareholder approval:

              (a) to increase the maximum number of shares subject to the Plan (except as provided in Subsection 6(b)); or

              (b) to make any change in the Plan the effect of which would be to disqualify Incentive Stock Options granted under the Plan from favorable tax treatment as "Incentive Stock Options" under the Code.

         No Option shall be granted under the Plan during any suspension thereof or after June 30, 2009, but Options granted theretofore may extend beyond that date. No such amendment, suspension or termination of the Plan shall, without the optionee's consent, alter or impair any rights or obligations under any Option previously granted under the Plan.

12.      WRITTEN AGREEMENT

         Each Stock Option grant shall be evidenced by a written agreement ("Option Agreement") which shall designate the Stock Options granted thereunder as Incentive Stock Options, other statutory stock options, or Nonqualified Options, each in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. The effective date of the grant of an Option shall be the date on which the Committee approves such grant. Each grantee shall be notified promptly of such grant and the Company and the grantee shall promptly execute and deliver an Option Agreement evidencing the grant. As a condition to the exercise of any Option, the Company may require the grantee to represent and warrant at the time of any such exercise that the Common

Shares are being purchased only for investment and without any present intention to sell or distribute such Common Shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against Common Shares may be placed on the official stock books and records of the Company, and a legend indicating that the Common Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the grantees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK HEREUNDER. Should any of the Company's capital stock of the same class as the stock subject to Options be listed on a national securities exchange, all stock issued under this Plan if not previously listed on such exchange shall be authorized by that exchange for listing on such exchange prior to the issuance of such stock.

13.      NONTRANSFERABILITY

         Each Incentive Stock Option and, unless otherwise determined by the Board, each other Option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee' domicile at the time of death, and each Option by its terms shall be exercisable during the optionee's lifetime only by the optionee or the grantee's guardian or legal representative; provided, however, subject to the terms of the applicable Option Agreement, and to the extent the transfer is in compliance with any applicable restrictions on transfers, a grantee may transfer an NSO to a family member of the grantee (defined as an individual who is related to the grantee by blood or adoption) or to a trust established and maintained for the benefit of the grantee or a family member of the grantee (as determined under applicable state law and the Code).

14.      NO RIGHT OF EMPLOYMENT

         The Plan and the Options granted hereunder shall not confer upon any eligible employee the right to employment or continued employment with the Company or affect in any way the right of the Company to terminate the employment of an Employee at any time and for any reason or for no reason.

15.      TAXES

         The Company shall be entitled to withhold the amount of any tax attributable to any amount payable or shares deliverable under the Plan after giving the person entitled to receive such amount or shares notice as far in advance as practicable. The grantee shall pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant or exercise of any Option. Subject to the Plan and applicable law, the Committee may, in its sole discretion, permit the grantee to satisfy withholding obligations, in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Shares or by transferring shares of Common Shares to the Company in such amounts as are equivalent to the fair market value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to an Option or from any cash amounts otherwise due or to become due from the Company to the grantee an amount equal to such taxes.

16.      USE OF PROCEEDS.

         Proceeds realized from the sale of shares upon exercise of Options granted under the Plan shall constitute general funds of the Company.

17.      NON-EXCLUSIVITY OF THE PLAN

         Neither the adoption of the Plan by the Board, nor its submission of the Plan to its shareholders for approval, shall be construed as creating any limitation on the power of the Board to adopt such other incentive or bonus arrangements as it may deem desirable, including, without limitation, the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

18.      LOANS, INSTALLMENT PAYMENTS AND LOAN GUARANTEES

         To assist a grantee (including a grantee who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Committee, in its sole discretion, may authorize, either at the grant date or at any time before the acquisition of Common Shares pursuant to the Option, (a) the extension of a loan to the grantee by the Company, or (b) the payment by the grantee of the purchase price, if any, of the Common Shares in installments. The terms of any loans, including the interest rate and terms of repayment, will be subject to the Committee's discretion. Loans, installment payments and loan guarantees may be granted with or without security. The maximum credit available is the purchase price, if any, of the Common Shares acquired, plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition. The amount of any promissory note delivered pursuant to this
Section 18 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Committee but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

19. Approvals.

         The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common

Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

20.      INDEMNIFICATION OF COMMITTEE.

         In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including, without limitation, attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them maybe a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjusted in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Company the opportunity, at its own expense, to pursue and defend the same.

21.      LISTING AND REGISTRATION OF SHARES.

         (a) GENERAL

         Each Option and each stock grant under the Plan shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the Common Shares covered thereby upon any securities exchange or under the laws of any jurisdiction, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option, the making of such stock grant, or the purchase or vesting of Common Shares thereunder, then no such Option may be exercised in whole or in part, and no certificate representing Common Shares shall be issued pursuant to such stock grant, unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained, on conditions acceptable to the Board. Each grantee and Grantee, or his/her legal representative or beneficiaries, also may be required to give satisfactory assurance that Common Shares purchased upon exercise of an Option or received pursuant to a stock grant are being acquired for investment and not with a view to distribution, and certificates representing such Common Shares may be legended accordingly.

         (b) BEST EFFORTS TO REGISTER.

         As soon as practicable, the Company shall register under the Securities Act of 1933, as amended, the Common Stock delivered or deliverable pursuant to the Options on SEC Form S-8 if available to the Company for this purpose (or any successor or alternate form that is substantially similar to that form to the extent available to effect such registration), in accordance with the rules and regulations governing such forms, as soon as such forms are available for registration to the company for this purpose. The Company will, if it so determines, use its good faith efforts to cause the registration statement to become effective as soon as possible and will file such supplements and amendments to the registration statement as may be necessary to keep the registration statement in effect until the earliest of (a) one year following the expiration of the Option period of the last Option outstanding, (b) the date the Company is no longer a reporting company under the Exchange Act and (c) the date all grantees have disposed of all Common Shares delivered pursuant to any Option. The company may delay the foregoing actions at any time and from time to time if the Committee determines in its discretion that any such registration would materially and adversely affect the Company's interests or if there is no material benefit to grantees.

22.      OTHER CONDITIONS.

         If at any time counsel to the Company shall be of the opinion that any sale or delivery of Common Shares pursuant to an Option granted under the Plan is or may be in the circumstances be unlawful under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, and the Company shall not be required to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933 or otherwise with respect to shares of Common Stock or Options under the Plan, and the right to exercise any such Option may be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful.

         At the time of any grant or exercise of any Option, the Company may, if it shall deem it necessary or desirable for any reason connected with any law or regulation of any governmental authority relative to the regulation of securities, condition the grant and/or exercise of such Option upon the grantee making certain representations to the Company and the satisfaction of the Company with the correctness of such representations.

23.      DISPUTES.

         (a) DISPUTES. The Committee will have full and exclusive authority to determine all disputes and controversies concerning the interpretation of the Plan and any Option and/or Stock Appreciation Right ("SAR") granted hereunder to the fullest extent permitted by law.

         (b) NOTICE. If any Participant disputes any decision or determination by the Company or any Participating Subsidiary concerning the administration of the Plan or any Option or SAR granted hereunder, the Participant must give written notice to the Committee as to such dispute at least 90 days prior to commencing any lawsuit or legal proceeding in connection therewith. The Participant must give such notice by delivering to the company's Secretary written notice which identifies the dispute and any provision of the Plan, Option or SAR in question. Such notice will be a condition of each Option and SAR and failure to satisfy such condition will extinguish all rights of the Participant in respect of any Common Shares subject to the relevant Option or SAR, whether or not exercisable.

         (c) DECISION. Promptly (but, in any event, within 75 days after notice of dispute), the Committee will review and decide the dispute and give the Participant written notice of its decision. Except as otherwise provided herein, the Committee's decision will be final and binding on the Company, the Company's shareholders, participating subsidiaries of the Company, and the Participant (including his beneficiary).

         (d) LAWSUIT. A Participant may institute a lawsuit in connection with the Committee's decision involving his rights under an Option or SAR within 180 days after receiving the Committee's decision, but such lawsuit will be limited to whether the Committee acted in good faith and its faith and its decision was reasonable under the circumstances and in light of the information available to and considered by the Committee.

24.      SEVERABILITY.

If any provision of this Plan or any award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or award, or would disqualify the Plan and any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award, it shall be stricken and the remainder of the Plan and any such award shall remain in full force and effect.

25.      SUBSTITUTE OPTIONS.

If the Company at any time should succeed to the business of another corporation through a merger or consolidation, or through the acquisition of stock or assets of such corporation, Options may be granted under the Plan to those employees of such corporation or its subsidiaries who, in connection with such succession, become employees of the Company or its subsidiaries, in substitution for options to purchase stock of such corporation held by them at the time of succession. The Committee shall in its sole and absolute discretion determine the extent to which such substitute Options shall be granted (if at all), the person or persons to receive such substitute Options (who need not be all optionees of such corporation), the number of Options to be received by each such person, the option price of such Option and the terms and conditions of such substitute options; provided, however, that the Option Price of each such substituted Option shall be an amount such that, in the sole and absolute judgment of the Committee and in compliance with Section 424(a) of the Code, the economic benefit provided by such Option is not greater than the economic benefit represented by the option in the acquired corporation as of the date of the Company's acquisition of such corporation. Notwithstanding anything to the contrary herein, no Option shall be granted, not any action taken, permitted or omitted, which would cause the Plan, or any Options granted hereunder as to which Rule 16b-3 under the Securities Exchange Act of 1934 may apply, not to comply with such Rule.

26.      IMPLIED CONSENT.

         Every grantee, by his acceptance of an Option under this Plan, shall be deemed to have consented to be bound, on his or her own behalf and on behalf of such grantee's heirs, assigns, and legal representatives, by all of the terms and conditions of this Plan.

27.      NUMBER AND GENDER.

         With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

28.      GOVERNING LAW.

         The validity and construction of this Plan and the instruments evidencing the Options granted hereunder shall be governed by the laws of the State of Oregon (excluding its choice of law rules).

29.      STOCKHOLDER APPROVAL.

         Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve months before or after the date the Plan is adopted. If such stockholder approval is obtained at a duly held stockholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company, such holders being present or represented and entitled to vote thereon.

30.      SIX MONTH HOLDING PERIOD FOR AFFILIATES.

         All affiliates, officers and directors of the Company hereunder shall hold all Common Shares sold hereunder for at least six months and one day from the date of Sale. At least six months and one day must elapse from the date of grant of an Option to an affiliate, officer or director to the date such officer or director disposes of the Common Shares acquired upon exercise of the Option, or (if the Option is disposed of other than by exercise) to the date of disposition of the Option itself.


                                                      February 18, 1999
                                                      The Board of Directors
                                                      Elmer's Restaurants, Inc.